Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

AT THE COMPANY:
Kenneth Boerger
Vice President and Treasurer
(419) 325-2279
ken.boerger@libbey.com

FOR IMMEDIATE RELEASE
FRIDAY, MARCH 22, 2013

LIBBEY INC. ANNOUNCES PARTIAL REDEMPTION OF SENIOR NOTES

TOLEDO, OHIO, MARCH 22, 2013--Libbey Inc. (NYSE MKT: LBY) today announced that its wholly owned subsidiary Libbey Glass Inc. is calling for redemption on May 7, 2013 (the “Redemption Date'), an aggregate principal amount of $45.0 million of its outstanding 6.875 percent Senior Secured Notes Due 2020 (the “Notes”), in accordance with the terms of the indenture governing the Notes dated May 15, 2012 (the “Indenture”). Pursuant to the terms of the Indenture, the redemption price for the Notes will be 103.0 percent of the principal amount of the redeemed Notes, plus accrued and unpaid interest to, but excluding the Redemption Date. The Notes to be redeemed will be selected in accordance with the applicable procedures of the Depository Trust Company (DTC), the registered holder of the Notes, for partial redemptions. Following completion of the redemption, the aggregate principal amount of the Notes that will remain outstanding will be $405.0 million.

A formal notice of redemption has been sent separately to the registered holders of the Notes, in accordance with the terms of the Indenture. The Company plans to fund this redemption using cash on its balance sheet and borrowings under its ABL credit agreement.

Stephanie A. Streeter, Libbey's chief executive officer, said, “We are pleased that, as a result of our outstanding free cash flow generation in the fourth quarter of 2012, we are confirming that we expect to reduce our outstanding senior note debt by $45 million. This represents significant progress in our ongoing efforts to reduce our leverage.”

This press release is for informational purposes only and does not constitute a notice of redemption with respect to or an offer to purchase or sell (or a solicitation of an offer to purchase or sell) any securities.

About Libbey Inc.

Based in Toledo, Ohio, since 1888, we believe Libbey Inc. is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world. It supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries, and it is the leading manufacturer of tabletop products for the U.S. foodservice industry.

Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is a leading producer of glass tableware in Mexico and Latin America. Its subsidiary located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2012, Libbey Inc.'s net sales totaled $825.3 million.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 18, 2013. Important factors potentially affecting performance include but are not limited to risks related to our ability to borrow under our ABL credit agreement, increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.